Exhibit 99.1

Build-A-Bear Workshop, Inc. Reports Increases in Total Revenues and Pre-Tax Income in First Quarter Fiscal 2019 and Reaffirms Annual Total Revenues and Pre-Tax Income Guidance

For the first quarter of fiscal 2019:

  Total Revenues increase to $84.4 million from $83.2 million in the first quarter of fiscal 2018
  Pre-Tax Income rises to $2.4 million from $0.6 million in the first quarter of fiscal 2018

ST. LOUIS--(BUSINESS WIRE)--May 31, 2019--Build-A-Bear Workshop, Inc. (NYSE: BBW) today reported results for the first quarter, 13-weeks ended May 4, 2019.

Sharon Price John, Build-A-Bear Workshop President and Chief Executive Officer, commented, “We have had a solid start to the year with growth in total revenues, expansion in gross margin and disciplined expense management resulting in a $1.8 million increase in first quarter pre-tax income compared to the same period in the prior fiscal year. Other highlights in this year’s first quarter include a significant increase in commercial revenue as strategies to diversify revenue streams by leveraging the power of our brand continued to gain traction. We also delivered our sixth consecutive quarter of double-digit e-commerce growth as initiatives in both gifting and affinity programs gained momentum. In addition, we continue to focus on our Count Your Candles birthday program which has consistently driven new guest acquisition and Bonus Club membership. As we expected, a stronger slate of family-centric movies had a positive impact on sales of products tied to the films, and we saw traffic levels at Build-A-Bear Workshop stores outpace national trends although still slightly negative versus the prior year. Sales growth in North America was partially offset by ongoing double-digit sales declines in our largest international market, the United Kingdom, which is expected to have uncertainty throughout the year.

“Although we will be up against heavy promotional activity that occurred last year, we are encouraged by the positive trends thus far in the second quarter and expect to benefit from additional movie releases slated throughout the year. Furthermore, we are actively working to expand a number of key relationships that are expected to positively impact the business. Overall, we remain confident that the ongoing implementation of our strategy to leverage the power of the Build-A-Bear brand will result in long-term profitable growth and enhanced value for our shareholders,” concluded Ms. John.

First Quarter 2019 Highlights (13 weeks ended May 4, 2019 compared to the 13 weeks ended May 5, 2018):

  Total revenues were $84.4 million compared to $83.2 million in the fiscal 2018 first quarter;
  Consolidated net retail sales were $81.0 million compared to $81.4 million in the fiscal 2018 first quarter;
  Retail gross margin expanded 90 basis points to 45.2%, this increase was mainly driven by merchandise margin expansion and lower occupancy costs;
  Selling, general and administrative expenses (“SG&A”) were $35.8 million, or 42.4% of total revenues, compared to $36.3 million, or 43.7% of total revenues, in the fiscal 2018 first quarter;
  Pre-tax income was $2.4 million compared to $0.6 million in the fiscal 2018 first quarter;
  Income tax expense was $1.2 million with an effective tax rate of 50.3% compared to $0.3 million with an effective rate of 45.2% in the fiscal 2018 first quarter. The income tax expense in the first quarter of fiscal 2019 was higher than the statutory rate primarily because no tax benefit was recorded on losses in certain foreign jurisdictions; and
  Net income was $1.2 million, or $0.08 per diluted share, compared to $0.4 million, or $0.02 per diluted share, in the fiscal 2018 first quarter.

Store Activity:

In the first quarter of fiscal 2019, the Company did not open any new stores, reformatted two stores and closed 5 locations. As of May 4, 2019, the Company operated 366 corporately-managed locations, including 307 in North America and 59 outside of North America. In addition, the Company ended the first quarter of fiscal 2019 with four seasonal locations compared to two seasonal locations at the end of the first quarter of fiscal 2018. The Company’s international franchisees ended the quarter with 90 stores in 12 countries.

Balance Sheet:

At quarter end, the Company had cash and cash equivalents of $20.2 million, an increase of $1.4 million compared to the prior year quarter end and had no borrowings under its revolving credit facility. Total inventory at quarter-end was $56.0 million compared to $49.4 million at the end of the fiscal 2018 first quarter due to an increase in inventory related to the timing of new movie launches as well as in-transit inventory to support new product introductions. In the first quarter of fiscal 2019, capital expenditures totaled $2.7 million and depreciation and amortization totaled $3.5 million.

On February 3, 2019, the Company recorded lease liabilities of $177.5 million upon adoption of the new lease accounting standard, also referred to as ASC Topic 842, based on the present value of remaining lease payments. A corresponding right-to-use asset of $150.8 million was recorded on the balance sheet which was net of accrued and prepaid rent, deferred lease incentives and impairment charges. Impairment charges of $7.4 million (net of tax) were recorded as a reduction to retained earnings in adopting the new standard. The recognition of rent expense and payments associated with these lease assets and liabilities will not result in material differences to operating income or cash flows compared to the previous accounting rules, nor does it impact the Company’s bank agreement covenants.

Fiscal 2019 (52 weeks ended February 1, 2020 compared to the 52 weeks ended February 2, 2019) GAAP Expectations for the Company currently include:

  Total revenues to increase in the range of mid- to high-single digits;
  Pre-tax income to be slightly positive, reflecting the increased sales as well as improved gross profit margin;
  Capital expenditures to be in the range of $13 to $15 million; and
  Depreciation and amortization to be in the range of $15 to $17 million.

The Company notes that the above guidance assumes that there are no material changes to current tariff rates or policies.

Today’s Conference Call Webcast:

Build-A-Bear Workshop will host a live internet webcast of its quarterly investor conference call at 9 a.m. ET today. The audio broadcast may be accessed at the Company’s investor relations website, http://IR.buildabear.com. The call is expected to conclude by 10 a.m. ET.

A replay of the conference call webcast will be available in the investor relations website for one year. A telephone replay will be available beginning at approximately noon ET today until midnight ET on June 7, 2019. The telephone replay is available by calling (844) 512-2921. The access code is 13691030.

About Build-A-Bear:

Build-A-Bear is a global brand kids love and parents trust that seeks to add a little more heart to life. Build-A-Bear Workshop has more than 450 stores worldwide where Guests can create customizable furry friends, including corporately-managed stores in the United States, Canada, China, Denmark, Ireland, Puerto Rico, and the United Kingdom, and franchise stores in Africa, Asia, Australia, Europe, Mexico and the Middle East. Build-A-Bear Workshop, Inc. (NYSE:BBW) posted total revenue of $336.6 million in fiscal 2018. For more information, visit the Investor Relations section of buildabear.com.

Forward-Looking Statements:

This press release contains certain statements that are, or may be considered to be, “forward-looking statements” for the purpose of federal securities laws, including, but not limited to, statements that reflect our current views with respect to future events and financial performance. We generally identify these statements by words or phrases such as “may,” “might,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “intend,” “predict,” “future,” “potential” or “continue,” the negative or any derivative of these terms and other comparable terminology. All of the information concerning our future liquidity, future revenues, margins and other future financial performance and results, achievement of operating of financial plans or forecasts for future periods, sources and availability of credit and liquidity, future cash flows and cash needs, success and results of strategic initiatives and other future financial performance or financial position, as well as our assumptions underlying such information, constitute forward-looking information.

These statements are based only on our current expectations and projections about future events. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by these forward-looking statements, including those factors discussed under the caption entitled “Risks Related to Our Business” and “Forward-Looking Statements” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on April 18, 2019 and other periodic reports filed with the SEC which are incorporated herein.

All of our forward-looking statements are as of the date of this Press Release only. In each case, actual results may differ materially from such forward-looking information. We can give no assurance that such expectations or forward-looking statements will prove to be correct. An occurrence of or any material adverse change in one or more of the risk factors or other risks and uncertainties referred to in this Press Release or included in our other public disclosures or our other periodic reports or other documents or filings filed with or furnished to the SEC could materially and adversely affect our continuing operations and our future financial results, cash flows, available credit, prospects and liquidity. Except as required by law, the Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

All other brand names, product names, or trademarks belong to their respective holders.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(dollars in thousands, except share and per share data)

	13 Weeks		13 Weeks
	Ended		Ended
	May 4,	% of Total	May 5,	% of Total
	2019	Revenues (1)	2018	Revenues (1)
Revenues:
Net retail sales	$81,048	96.0	$81,425	97.9
Commercial revenue	2,754	3.3	1,019	1.2
International franchising	560	0.7	740	0.9
Total revenues	84,362	100.0	83,184	100.0
Cost of merchandise sold:
Cost of merchandise sold - retail (1)	44,421	54.8	45,385	55.7
Cost of merchandise sold - commercial (1)	1,264	45.9	479	47.0
Cost of merchandise sold - international franchising (1)	439	78.4	332	44.9
Total cost of merchandise sold	46,124	54.7	46,196	55.5
Consolidated gross profit	38,238	45.3	36,988	44.5

Selling, general and administrative expense	35,808	42.4	36,337	43.7
Interest expense, net	20	0.0	5	0.0
Income (loss) before income taxes	2,410	2.9	646	0.8
Income tax expense	1,213	1.4	292	0.4
Net income (loss)	$1,197	1.4	$354	0.4

Income (loss) per common share:
Basic	$0.08		$0.02
Diluted	$0.08		$0.02
Shares used in computing common per share amounts:
Basic	14,612,575		14,582,573
Diluted	14,738,240		14,722,989

(1)	Selected statement of operations data expressed as a percentage of total revenues, except cost of merchandise sold - retail, cost of merchandise sold - commercial and cost of merchandise sold - international franchising that are expressed as a percentage of net retail sales, commercial revenue and international franchising, respectively. Percentages will not total due to cost of merchandise sold being expressed as a percentage of net retail sales, commercial revenue or international franchising and immaterial rounding.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Balance Sheets
(dollars in thousands, except per share data)

	May 4,	February 2,	May 5,
	2019	2019	2018
ASSETS
Current assets:
Cash and cash equivalents	$20,238	$17,894	$18,881
Inventories, net	56,004	58,356	49,423
Receivables, net	8,836	10,588	8,968
Prepaid expenses and other current assets	8,587	12,960	11,493
Total current assets	93,665	99,798	88,765

Operating lease right-of-use asset	145,025	-	-
Property and equipment, net	65,357	66,368	76,410
Deferred tax assets	3,241	3,099	4,102
Other intangible assets, net	607	731	950
Other assets, net	2,224	2,050	2,427
Total Assets	$310,119	$172,046	$172,654

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$20,996	$22,551	$12,965
Accrued expenses	7,608	10,047	8,739
Operating lease liability short term	29,769	-	-
Gift cards and customer deposits	19,026	21,643	17,007
Deferred revenue and other	2,006	1,936	1,893
Total current liabilities	79,405	56,177	40,604

Operating lease liability long term	139,407	-	-
Deferred rent liability long term	-	18,440	17,697
Deferred franchise revenue	1,580	1,625	1,142
Other liabilities	1,287	1,490	1,794

Stockholders' equity:
Common stock, par value $0.01 per share	149	150	151
Additional paid-in capital	69,550	69,088	66,908
Accumulated other comprehensive loss	(12,120)	(12,018)	(11,546)
Retained earnings	30,861	37,094	55,904
Total stockholders' equity	88,440	94,314	111,417
Total Liabilities and Stockholders' Equity	$310,119	$172,046	$172,654

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Selected Financial and Store Data
(dollars in thousands)

	13 Weeks	13 Weeks
	Ended	Ended
	May 4,	May 5,
	2019	2018

Other financial data:

Retail gross margin ($) (1)	$36,627	$36,040
Retail gross margin (%) (1)	45.2%	44.3%
Capital expenditures (2)	$2,733	$3,030
Depreciation and amortization	$3,512	$4,115

Store data (3):
Number of corporately-managed retail locations at end of period
North America	307	292
Europe	58	57
Asia	1	1
Total corporately-managed retail locations	366	350

Number of franchised stores at end of period	90	96

Corporately-managed store square footage at end of period (4)
North America	712,782	715,197
Europe	83,344	79,236
Asia	1,750	1,750
Total square footage	797,876	796,183

(1)	Retail gross margin represents net retail sales less cost of merchandise sold - retail. Retail gross margin percentage represents retail gross margin divided by net retail sales. Store impairment is excluded from retail gross margin.
(2)	Capital expenditures represents cash paid for property, equipment, other assets and other intangible assets.
(3)	Excludes e-commerce. North American stores are located in the United States, Canada and Puerto Rico. In Europe, stores are located in the United Kingdom, Ireland and Denmark. In Asia, the store is located in China. Seasonal locations not included in store count.
(4)	Square footage for stores located in North America is leased square footage. Square footage for stores located in Europe is estimated selling square footage. Seasonal locations not included in the store count.

CONTACT:
Investors:
Voin Todorovic
Build-A-Bear Workshop
(314) 423-8000 x5221

Media:
PR@buildabear.com